EXHIBIT 10.1
2013 Executive Annual Incentive Plan (EIP)
Objectives

The purpose of ViewPoint Financial Group, Inc. (“ViewPoint” or the “Bank”) Executive Annual Incentive Plan (EIP) is to motivate and reward senior executives for their contributions to the performance and success of the Bank. ViewPoint's incentive plan focuses on the financial measures that are critical to the company's growth and profitability. This document summarizes the elements and features of the Plan.
The objectives for ViewPoint's Incentive Plan are as follows:

•	Recognize and reward achievement of Bank's annual business goals.

•	Motivate and reward superior performance.

•	Attract and retain talent needed to grow the Bank.

•	Be competitive with market.

•	Encourage teamwork and collaboration among the Bank's leadership and across business groups.

•	Increase engagement and commitment to the Bank

•	Ensure appropriate risk balance in plan design and governance policies.

Plan Year

The annual incentive plan follows the Bank's fiscal year, January 1st to December 31st.

Eligibility/Participation

Eligibility - Senior executive officers are eligible to participate. To participate in the plan, the employee should meet the following requirements:

•	Employees hired after January 1st of the plan year will receive a pro-rata award based on the number of weeks employed during the plan year.

•	Participants must be employed at the time of incentive distribution to receive an incentive award except death, disability and retirement.
Participation - Every year the participants will be proposed by CEO and approved by the Compensation Committee. For 2013, the participants include CEO and EVPs.

Incentive Award Opportunity

Each participant will have a target award (expressed as a percentage of base earnings) and range that defines their incentive opportunity. Actual awards will be allocated based on specific performance goals defined for each participant and will range from 0% to 170% of target incentives. The table below summarizes target incentives for the 2013 plan year.

2013 Annual Incentive Targets
Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (170%)
CEO	0%	25%	50%	85%
EVPs	0%	20%	40%	68%

Performance Gate/Trigger

To activate the annual incentive plan, 85% of budgeted Net Income must be achieved.

Performance Measures
The Incentive Plan will reward Bank performance as measured by Net Interest Margin, Efficiency Ratio, ROA and NPA/Avg. Assets.
Performance will be measured on a relative basis against an Industry Index defined as the SNL Small Cap U.S. Banks Index excluding non-exchange traded banks (e.g. OTCBB, Pink Sheet). The index component companies will be determined at the end of performance period (e.g. 12/31/2013).
In addition to the Bank performance goals relative to industry, a portion of the incentive will reflect an assessment of strategic accomplishments/progress toward the strategic plan, particularly as it relates to three core initiatives: Increasing Household Penetration, Shifting the Bank's Asset Mix and Deposit Growth. These core initiatives will also serve as key measures for the management incentive goals.
The table below presents the FY 2013 goals.

Performance Measures	Performance Goals			Weight
	Threshold	Target	Stretch
Net Interest Margin	35th Percentile	50th Percentile	75th Percentile	20%
Efficiency Ratio				20%
ROA				20%
NPA / Avg. Assets				20%
Strategic Achievement and Progress	Assessment of strategic achievement and progress against three core initiatives: household penetration, deposit growth, shifting asset mix			20%
Total				100%
Payouts

Performance will be assessed at the end of the fiscal year. 80% of the awards will be calculated formulaically. 20% will be based on a qualitative assessment of progress against the strategic initiatives. Due to the financial data availability, the index financials will be measured based on trailing twelve months as of September 30, 2013 while ViewPoint's financials will be measured as of FYE 2013. Actual payouts for each performance goal will be pro-rated between threshold and maximum levels to reward incremental improvement.

Performance of each specific goal (.e.g. Net Interest Margin, Efficiency Ratio, ROA and NPA / Avg. Assets) is calculated independently to determine the payout for the goal. The sum of the awards for each performance measure determines the total incentive award. Payouts will be made in cash as soon as possible after the closing of Company financials each year and the Committee review and approve the results.

Payouts will be made in cash at the completion of the annual performance period (January - December). Participants must be employed at the time of award in order to receive payment.
Incentive compensation will be tracked and paid annually approximately 75 days following the conclusion of the company's fiscal year. In no event will a payment be paid later than March 15 of the following year.

Each participant's payout is calculated on Base Earnings. Base earnings reflect the base salary actually earned during the course of the plan year. The actual incentive calculation is then based on each participant's performance goals as outlined above.

Committee Discretion

The Compensation Committee reserves the right to apply positive or negative discretion to the plan as needed to reflect business environment, market conditions that may affect the Bank's performance and incentive plan funding as well as overall risk and regulatory issues.
The Committee also reserves the right to amend, modify and adjust payouts as necessary.

Illustration of Sample Performance Scorecard

Below is an illustration of how the plan might work. We assume net income exceeded 85 percent of budget to “turn the plan on”. Our illustration uses a sample base salary of $270,000 and an incentive target of 40% ($108,000). Threshold payout opportunity equals 50% of target while stretch payout opportunity equals 170% of target.

Performance Goals			Performance and Payout
Performance Measures	Weight	$	Actual Performance	Payout Allocation (0% - 170%)	Payout ($)
Net Interest Margin	20%	$21,600	50th percentile (target)	100%	$21,600
Efficiency Ratio	20%	$21,600	35th percentile (threshold)	50%	$10,800
ROA	20%	$21,600	80th percentile (stretch)	170%	$36,720
NPA / Avg. Assets	20%	$21,600	57th percentile (between target and stretch)	120%	$25,920
Strategic Achievement and Progress	20%	$21,600	Met Progress Expectations	100%	$21,600
Total	100%	$108,000			$116,640

This participant's payout of $116,640 is 108% of target.

Terms and Conditions

Participation
Senior executives are eligible to participate in the Plan. New employees will receive a prorated award.
Effective Date
This Program is effective January 1, 2013 to reflect plan year January 1st to December 31st, 2013. The Plan will be reviewed annually by the Bank's Compensation Committee and Executive Management to ensure proper alignment with the Bank's business objectives. ViewPoint retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2013.
Program Administration
The Program is authorized by the Board of Directors and administered by the Compensation Committee. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants.
Program Changes or Discontinuance
ViewPoint has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, ViewPoint may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate.
Incentive Award Payments
Awards will be paid in cash before the end of the first quarter following the Plan year. Awards will be paid out as a percentage of a participant's base earnings for the Plan year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.
Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of ViewPoint. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between ViewPoint or the Committee and the participant or any other person. Nothing herein will be construed to require ViewPoint or the CEO to maintain any fund or to segregate any amount for a participant's benefit.
In the event that an individual, who is due an incentive payout under the plan, terminates their employment with the Bank after the plan year and prior to the date the incentive is paid, that individual's incentive will be included in the pool and allocated to other participants of the plan.
Program Funding
The Plan is funded and accrued based on Bank performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts. If the Bank does not achieve its threshold bank performance goal or the trigger performance requirement, the Plan will not be paid.
New Hires, Reduced Work Schedules, Promotions, and Transfers
Participants who are not employed by ViewPoint at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.
Part time employees are eligible to participate. Their award percentage will reflect their base earnings based on actual hours worked. A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.
If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role's target incentive award opportunity on a pro rata basis (i.e. the award will be prorated based on the number of weeks employed in the respective positions.)
In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status. For example, a participant on leave status for 13 weeks during a Plan year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave.
Termination of Employment
If a Plan participant is terminated by the Bank, no incentive award will be paid. To encourage employees to remain in the employment of ViewPoint, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)
Disability, Death or Retirement
If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be pro-rated for the time served.
In the event of death, ViewPoint will pay to the participant's estate the pro-rated award that would have been earned by the participant for the time served.
Individuals who retire will receive the pro-rated payment for the time served.

Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Compensation Committee will be final and binding.
The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.
Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.
Clawback (Subject to change based upon the requirements of governing law or regulation)
If for any reason ViewPoint has to restate its financial statements (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NASDAQ), the Committee will take, in its sole discretion, such action as it deems necessary to take adjustments to the incentive awards earned during the current year and up to three years before the restatement. The Committee may require reimbursement of a bonus or incentive compensation awarded to current and past officers or cancel unvested restricted stock or other stock or stock-based awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.
Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of ViewPoint, nor will the Plan interfere with the right of ViewPoint to discharge any participant at any time.
In the absence of an authorized, written employment contract, the relationship between employees and ViewPoint is one of at-will employment. The Plan does not alter the relationship.
This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Texas.
Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.